EXHIBIT 2.3




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                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION


IN RE:                               ss.
                                     ss.
HOSPITALITY COMPANIES, INC.,         ss.        Case No. 00-30768-BJH-11 through
et al                                ss.        Case No. 00-30773-BJH-11
                                     ss.        Jointly Administered Under
                                     ss.        Case No. 00-30768-BJH-11
               DEBTORS.              ss.        (Chapter 11)


                            CERTIFICATE OF COMPLIANCE
                      WITH REVERSE ACQUISITION REQUIREMENTS


TO THE HONORABLE BANKRUPTCY JUDGE BARBARA J. HOUSER:


         HCI Acquisition 1998-2, Inc. Acquisition Corp., the reorganized debtor formerly known as HCI Acquisition 1998-2, Inc. d/b/a Precision Stainless Fabricators, files this its Certificate of Compliance with Reverse Acquisition Requirements and would respectfully show the Court as follows:

         1. The Joint Plan of Reorganization for Hospitality Companies, Inc., as modified, (the "Plan") was confirmed by order of this Court entered on September 27, 2000.

         2. Pursuant to the Plan, as modified, HCI Acquisition 1998-2, Inc. Acquisition Corp. was required to complete a reverse merger or acquisition by the Consummation of the Plan Date in order to secure the discharge under 11 U.S.C. ss.1141. The Consummation of the Plan Date is defined as twenty-four months from the Effective Date of the Plan. The Effective Date under the Plan is defined as the first Business Day after the Confirmation Order becomes a Final Order. There was no appeal of the confirmation. The Confirmation order was entered on September 27, 2000. The Plan became final and non appealable on October 10, 2000. The Effective Date of the Plan therefore is October 10, 2000 and the Consummation of the Plan Date is October 10, 2002.

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         3. HCI Acquisition  1998-2,  Inc.  Acquisition  Corp.  closed a reverse acquisition with Avatar Systems, Inc. on October 9, 2000. HCI Acquisition 1998-2, Inc. Acquisition Corp. herein certifies to this Court that the closing that took place on this date and that the requirements of the Plan in that regard have been met. Respectfully submitted,

                                  HANCE | SCARBOROUGH | WRIGHT


                                  By:       /s/ E. P. Keiffer
                                      ------------------------------------------
                                           E. P. Keiffer, Esq.
                                           State Bar No. 11181700

                                  2900 Renaissance Tower
                                  1201 Elm Street
                                  Dallas, TX  75270-2102
                                 (214) 742-2900
                                 (214) 748-6815

                                  ATTORNEYS FOR HCI ACQUISITION 1998-2,
                                  INC. ACQUISITION CORP.






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